Exhibit 99.1
rue21, inc. Raises Guidance for Fourth Quarter of Fiscal 2009
Warrendale, PA — January 6, 2010 — rue21, inc. [NASDAQ: rue] today announced that the Company is raising its guidance for the fourth quarter of fiscal 2009 ending January 30, 2010.
For the fourth quarter of fiscal 2009, the Company now expects diluted earnings per share to be in the range of $0.28 to $0.30 as compared to its previous guidance range for diluted earnings per share of $0.17 to $0.20. The Company’s improved guidance reflects stronger than anticipated total sales and gross margin for the quarter.
The Company now expects total sales growth to be in the range of 26% to 28% for the fourth quarter of fiscal 2009. This compares to the Company’s previous guidance of total sales growth in the low-20s range. Comparable-store sales for the fourth quarter are expected to increase in the mid-single digits on top of an increase of 11.2% for fourth quarter of fiscal 2008. This compares to the Company’s previous guidance of a low-single digit increase for the fourth quarter of fiscal 2009.
Bob Fisch, CEO of rue21, stated: “Our combination of fashion and value once again resonated very well with our customer, and allowed rue21 to gain market share over the important Holiday period. We experienced a good balance of strong regular price and sale business, which drove both sales and margins above our original expectations. We are now shifting our focus to 2010 and our goal of opening 100 stores as we continue with our long-term growth plans.”
The Company also announced today that management will be attending the ICR XChange Conference on Wednesday, January 13, in Dana Point, CA.
About rue21, inc.
rue21 is a leading specialty apparel retailer offering exclusive branded merchandise and the newest trends at a great value. As of January 1, 2010, rue21 operated 535 store locations in 43 states. Learn more at www.rue21.com.
Forward-Looking Statements:
Certain statements herein, including statements relating to future store openings and growth strategies, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, consumer spending, our ability to effectively identify and respond to changing fashion trends, our ability to compete with other retailers, our strategy and expansion plans, implementation of systems upgrades, reliance on key personnel, trade restrictions, events that may affect our vendors or their ability to finance their operations, availability of suitable new store locations and other factors which are set forth in the Company’s Prospectus and in all filings with the SEC made by the Company subsequent to the filing of the Prospectus. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Joseph Teklits
ICR, Inc
203-682-8200
jteklits@icrinc.com